Exhibit 8(y)(3)

Amended and Restated Participation Agreement (Federated)

AMENDED AND RESTATED

PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT, dated as of the 19th day of April, 2013 (the “Agreement”), between TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (the “Company”), an Arkansas life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time with notice to all parties (hereinafter referred to individually and collectively as the “Account”), and FEDERATED SECURITIES CORP. (the “Underwriter”), a Pennsylvania corporation, as distributor for the Funds set forth in Schedule B hereto as may be revised from time to time, with notice to all parties (hereinafter referred to individually and collectively as the “Fund” or “Funds”);

WHEREAS , the Company (formerly known as Merrill Lynch Life Insurance Company), the Underwriter and FEDERATED EQUITY FUNDS, a Massachusetts business trust (“FEF”), are parties to that certain Participation Agreement dated as of March 1, 2005, as amended and addended (the “ Original Agreement ”);

WHEREAS , the parties and FEF entered into that certain Contract Confirmation Agreement effective as of July 1, 2010, whereby the Company assumed all liabilities and obligations of MERRILL LYNCH LIFE INSURANCE COMPANY under the Original Agreement;

WHEREAS , the parties wish to remove FEF as a party from the Original Agreement and the Company and the Underwriter hereby desire to amend and restate the Original Agreement in its entirety;

WHEREAS, the Underwriter, is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Underwriter, serves as distributor to the Funds which are each registered as open-end management investment companies under the Investment Company Act of 1940, as amended, (the “1940 Act”) and the shares of beneficial interests of each Fund are divided into several series of shares representing the interest in a particular managed portfolio of securities and other assets (each a “Portfolio”), and each Portfolio is registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised from time to time with notice to all parties (the “Contracts”);

WHEREAS, each Portfolio issues shares to the general public and pursuant to this Agreement will issue shares to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts issued in connection with certain qualified pension and retirement plans;

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Underwriter knows of no reason why shares in any Portfolio may not be sold to insurance companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (and classes thereof) listed in Schedule A hereto, as it may be revised from time to time with notice to all parties (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

ARTICLE I. Sale of Fund Shares

1.1 The Underwriter has exclusive authority to distribute the Funds shares, and pursuant to a written agreement between the Funds and the Underwriter, the Underwriter is authorized to make available to the Company for purchase on behalf of the Account shares of the Designated Portfolios and classes thereof listed on Schedule A to this Agreement (the “Shares”). Pursuant to such authority and instructions, and subject to Article IX hereof, the Underwriter agrees to make the Shares available to the Company for purchase on behalf of the Account, such purchases to be effected at net asset value in accordance with the Operational Guidelines included as Schedule C in the Recordkeeping Agreement between the Company and Federated Shareholder Services Company dated April 1, 2005 (the “Operational Guidelines”). Notwithstanding the foregoing, the Company understands that, the Board of Trustees of the Fund (the “Board”) may suspend or terminate the offering of Shares of any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary in the best interests of the shareholders of such Designated Portfolio.

1.2 The Underwriter shall redeem, at the Company’s request, any full or fractional Shares held by the Company on-behalf of the Account, such redemptions to be effected at net asset value in accordance with the Operational Guidelines.

Notwithstanding the foregoing, (i) the Company shall not redeem Shares attributable to Contract owners except in the circumstances permitted in Section 9.3 of this Agreement, and (ii) the Underwriter may delay redemption of Shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations, or orders thereunder.

1.3 The Underwriter hereby appoints the Company as an agent of the Funds for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for the Shares made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. All transactions in Account shares shall be executed through the Omnibus Accounts of the Company (“Omnibus Accounts”) in accordance with the Operational Guidelines.

1.4 Issuance and transfer of Shares shall be by book entry only and executed through the Omnibus Accounts. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

1.5 Fund Information.

(a) The Underwriter will provide (or cause to be provided) to the Company the information set forth in Schedule C hereto. In addition, notwithstanding anything contained in this Agreement to the contrary, the Underwriter hereby agrees that Company may, subject to the requirements of Section 4.1 hereof, use such information in communications prepared for the Contracts, including, but not limited to, application, marketing, sales and other communications materials. The Underwriter will provide timely notification to Company of any change to the information described in Part I of Schedule C and of any change to the CUSIP number or symbol designation of a Fund. Such notification shall be given to Company as soon as reasonably practicable prior to the effective date of the change. If the notification is not given at least ten (10) Business Days prior to the effective date of the change, the effect of the change with respect to transactions by the Account in any affected Fund shall be delayed for a reasonable time following notification hereunder.

(b) Notwithstanding anything to the contrary in this Agreement, upon request, the Underwriter will provide Company with prospectuses, the Statement of Additional Information (“SAI”, if expressly requested), proxy materials, financial statements, reports and other materials relating to each Fund (“Disclosure Documents”) in sufficient quantity for each Contract owner invested in the Funds. Expenses incurred in connection with this request will be paid pursuant to Article III of this agreement.

(c) Company shall bear the expense of and deliver or cause to be delivered to Contract owners copies of the current prospectuses for any Shares (including the SAI if expressly requested) periodic reports, proxy materials and other shareholder communications for any Fund in accordance with applicable regulatory requirements and applicable required time frames except to the extent that the Underwriter expressly undertakes to do so.

(d) With the exception of (i) listings of product offerings; (ii) materials in the public domain (e.g., magazine articles and trade publications); and (iii) materials used by on an internal basis only, Company agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any information or materials relating to the Funds, except such materials and information as may be distributed to Company by the Underwriter or approved for distribution by the Underwriter upon Company’s request, pursuant to Section 4.1 of this agreement.

1.6 The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Funds’ shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies. The Company acknowledges that shares of the Funds are offered and sold directly to members of the general public, and are not and will not be sold directly to insurance companies and their separate accounts and certain qualified retirement plus in accordance with Section 817 (h)(4) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation 1.817-5.

1.7 If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply: Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”). For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

ARTICLE II. Representations and Warranties

2.1 The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Arkansas insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2 The Company represents and warrants that each transaction with a Fund initialized by Company under this Agreement has been authorized by Company’s Contract owner prior to initiation and is solely for the Account of such Contract owner.

2.3 The Company acknowledges that the Funds are only registered for sale in the United States of America and that no action has been taken by or on behalf of the Underwriter or the Funds in any other jurisdiction to permit a public offering or sale of Shares, or the possession or action for such purposes is required. Should Company undertake to offer and/or sell Shares of the Funds in any jurisdiction other than the United States of America, Company shall inform itself of, and shall comply with, at its own expense, any and all applicable law and regulation relating thereto, and none of the Underwriter, the Funds, or their respective authorized agents shall have any responsibility or liability in connection therewith. As used herein, “United States of America” shall be deemed to include any state of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, and any other possession of the United States. Institution shall not make the Funds available for sale to persons in any jurisdiction in which such offer is unlawful.

2.4 The Company represents and warrants that in connection with this Agreement, no payments of money or anything of value will be offered, promised or paid to any person, directly or indirectly, to influence the acts of such person or to induce such person to use their influence with a government or an instrumentality thereof to obtain an improper advantage in connection with any business venture or contract in which Company is a participant.

2.5 The Underwriter represents and warrants that: (i) Shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance and sold in compliance with applicable state and federal securities laws, and that each Fund is and shall remain registered under the 1940 Act; (ii) each Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares; (iii) each Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter.

2.6 The Underwriter agrees to promptly notify Company when any Fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and the Underwriter is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any Fund. Until such notification is provided to Company, the Underwriter represents and warrants that the Fund is not a CPO, and that the Underwriter is not required to register as a CPO with respect to any Fund. The Underwriter represents and warrants that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

2.7 The Underwriter agrees to comply in all material respects with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company; provided that such compliance is not inconsistent with any other laws or regulations applicable to the Underwriter.

2.8 The Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute each Fund’s shares in compliance with all material respects with any applicable state and federal securities laws.

2.9 The Underwriter represents and warrants that all of a Fund’s trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of such Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of such Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA Patriot Act (together with such rules and regulations, the “AML-CIP Regulations”), specifically requiring certain financial institutions, including the Company and the Underwriter, to establish a written anti-money laundering and customer identification program (an “AML-CIP Program”). The Company and the Underwriter each represent, warrant and certify, that they have established, and covenant that at all times during the existence of this Agreement, they will maintain an AML-CIP Program in compliance with the AML-CIP Regulations. The Company represents and warrants that is has adopted and implemented policies and procedures reasonably designed to achieve compliance with all applicable and state and federal anti-money laundering laws, regulations and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

2.11 The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

ARTICLE III. Prospectuses and Proxy Statements: Voting

3.1 The Underwriter, at its expense, shall provide the Company with as many copies of a Fund’s current Disclosure Documents in such quantity as the Company shall reasonably require for purposes of distributing to owners of variable annuity contracts and variable life insurance policies (“Variable Contracts”) supported wholly or partially by the Account issued by the Company in connection with the offerings and transactions contemplated by this Agreement. In addition, the Underwriter shall provide the Company with as many copies of the Funds’ proxy materials that are required to be sent. If requested by the Company in lieu thereof, the Underwriter shall provide such documentation (including a final copy of the new prospectus as set in type or in camera-ready copy) and provide other assistance as may be reasonably necessary in order for the Company to either print a stand-alone document or print together in one document the current Prospectus for the Variable Contracts issued by the Company and the current Prospectus for the Fund, or a document combining the Fund Prospectus with Prospectuses of other funds in which the Variable Contracts may be invested (such printing of the Disclosure Documents to be at the Underwriter’s expense).

3.2 A Fund’s prospectus shall state that the current SAI for the Fund is available, and the Underwriter, at its expense, shall provide a reasonable number of copies of such SAI free of charge to the Company for itself and for any owner of a Contract who requests such SAI.

3.3 Upon the reasonable request of the Company, the Underwriter shall provide the Company with information regarding a Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

3.4 The Underwriter, at its expense, shall provide the Company, or its designee, with copies of a Fund’s proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing, at the Company’s expense, to Contract owners.

3.5 The Company shall perform, or cause its designee to perform, the following:

(i) solicit voting instructions from Contract owners;

(ii) vote the Shares in accordance with instructions received from Contract owners; and

(iii) vote Shares for which no instructions have been received in the same proportion as Shares of such portfolio for which instructions have been received, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-

through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Shares held in any segregated asset account for its own account in the same proportion as Shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

ARTICLE IV. Sales Material and Information

4.1 The Company shall furnish, or shall cause to be furnished, to the Underwriter, or its designee, each piece of sales literature or other promotional material that the Company develops and in which a Fund (or a Designated Portfolio thereof) such Fund’s investment adviser (the “Adviser”) or the Underwriter is named. No such material shall be used until approved by the Underwriter or their designees. The Underwriter, or its designee, will be deemed to have approved such sales literature or promotional material unless the Underwriter, or its designee, objects or provides comments to the Company within ten (10) Business Days after receipt of such material. The Underwriter, or its designee, reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which a Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if the Underwriter or its designee so object.

4.2 The Company shall not give any information or make any representations or statements on behalf of any Fund or concerning any Fund or the Adviser or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or profiles or prospectus or SAI for any Fund shares, as such registration statement and profiles and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for any Fund, or in sales literature or other promotional material approved by any Fund or its designee or by the Underwriter, except with the permission of the Underwriter or its designee.

4.3 The Underwriter, or its designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named. No such material shall be used until approved by the Company. The Company will be deemed to have approved such sales literature or promotional material unless the Company objects or provides comments to the Underwriter or its designee within ten (10) Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4 The Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement and prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5 The Underwriter will provide to the Company at least one complete copy of all registration statements, profiles, prospectuses, SAIs, shareholder reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to a Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

4.6 The Company will provide to the Underwriter at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. Upon Company’s request, Underwriter will provide a copy of the Mixed and Shared Funding Exemptive Application and any amendments thereto.

4.7 The Company will provide to the Underwriter all prospectuses (which shall include an offering memorandum if the Variable Contracts or interests therein are not registered under the 1933 Act), Statements of Additional Information, reports, solicitations for voting instructions relating to the Funds, and all amendments or supplements to any of the above that relate to the Variable Contracts or the Account which utilize the Funds as an underlying investment medium, promptly after the filing of such document with the SEC or other regulatory authority.

4.8 The Underwriter will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Designated Portfolio, and of any material change in a Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Underwriter will work with the Company so as to enable the Company to solicit proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner.

4.9 For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to a Fund or any affiliate of such Fund: advertisements (such as material published, or designed for use on the Internet, in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and Disclosure Documents and any other communications distributed or made generally available with regard to the Fund.

ARTICLE V. Fees and Expenses

5.1 All expenses incident to performance by the Underwriter under this Agreement shall be paid by the Underwriter. The Underwriter shall see to it that all of a Fund’s shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by such Fund, in accordance with applicable state laws prior to their sale. The Underwriter or the Funds shall bear the expenses for the cost of registration and qualification of a Fund’s shares, preparation and filing of such Fund’s prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of such Fund’s shares.

5.2 The Company shall bear the expenses of distributing a Fund’s prospectus to owners of Contracts in connection with the offer of Contracts, issued by the Company and of distributing such Fund’s proxy materials and reports to such Contract owners.

5.3 The Company agrees to respond to the reasonable inquiries and requests of any Contract owner relating to their investment in a Fund, and to take such actions as such Contract owner may reasonably request to maintain the Contract owner’s Account with a Fund. As compensation for such shareholder services, the Company is entitled to service fees, paid by the Underwriter at an annual rate of 0.25%, of each Portfolio’s average net assets.

5.4 Company is entitled to supplemental payments from the Underwriter, paid quarterly, at the annual rate of 0.10% on the total average monthly net asset value of shares held in those Funds listed in Schedule B and attributable to Dealer Number(s) listed in Schedule B, as revised from time to time with notice to all parties, for which Company provides services under the Agreement (“Qualifying Shares”). The supplemental payments described in this Section will be paid from the assets of the Underwriter or an affiliate and not from the assets of any Fund. The parties acknowledge that supplemental payments are not paid for the inclusion of the Underwriter or its affiliates in any “preferred provider” or similar preferred marketing program.

5.5 The Underwriter shall pay any amounts owed under this Agreement in accordance with their regular payment schedules and in no event less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there will be an appropriate pro-ration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter. In connection with such payments, the Underwriter may provide a statement setting forth the calculation of amounts paid to the Company. Absent manifest error, any such calculations will be final unless either party objects thereto within sixty (60) days of the date of the statement.

ARTICLE VI. Qualification under Subchapter M

6.1 The Underwriter represents that the Funds are or will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that the Funds will use their best efforts to maintain such qualification (under Subchapter M or any successor or similar provisions) and that the Underwriter will notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify or that such Fund might not so qualify in the future.

ARTICLE VII. Indemnification

7.1 Indemnification by the Company

7.1(a). The Company agrees to indemnify and hold harmless the Underwriter and its trustees/directors and officers, and each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with the Underwriter (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of or are based upon any untrue statement or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriter for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of a Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company’s authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of a Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Underwriter by or on behalf of the Company; or

(iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 6.1 of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

7.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of a Fund’s shares or the Contracts or the operation of such Fund.

7.2 Indemnification by the Underwriter

7.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or profile or prospectus or SAI or sales literature of a Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter by or on behalf of the Company for use in the registration statement, profile, prospectus or SAI for a Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter or persons under their control) or wrongful conduct of the Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Underwriter; or

(iv) arise as a result of any failure by the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure of the Underwriter, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 6.1 of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; or

(vi) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

7.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2(d). The Indemnified Party will promptly notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE VIII. Applicable Law

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Arkansas.

8.2 This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules, and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX. Termination

9.1 This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by three (3) months advance written notice delivered to the other parties; or

(b)	termination by the Company by written notice to the Underwriter based upon the Company’s determination that shares of a Fund are not reasonably available to meet the requirements of the Contracts; or

(c)	termination by the Company by written notice to the Underwriter in the event any of the Shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)	termination by the Underwriter in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the Insurance Commissioner, or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Shares; provided, however, that the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)	termination by the Company in the event that formal administrative proceedings are instituted against a Fund or the Underwriter by FINRA, the SEC, or any state securities or insurance department, or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter to perform its obligations under this Agreement; or

(f)	termination by the Company by written notice to the Underwriter with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M as specified in Section 6.1 hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

(g)	termination by the Underwriter by written notice to the Company, if the Underwriter, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)	termination by the Company by written notice to the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that a Fund, its Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company upon any substitution of the shares of another investment company or series thereof for Shares in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Underwriter of the date of substitution; or

(j)	transaction by any party upon another party’s failure to cure a material breach of any provision of this Agreement within 30 days after written notice thereof.

9.2(a) Notwithstanding any termination of this Agreement, the Underwriter shall, at the option of the Company, continue to make available additional Shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), provided the Company continues to pay the costs set forth in Section 3.1 and 5.2 and unless the Underwriter requests that the Company seek an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the Shares. The Underwriter agrees to split the cost of seeking such an order, and the Company agrees that it shall reasonably cooperate with the Underwriter and seek such an order upon request. Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in a Fund, redeem investments in such Fund, and/or invest in such Fund upon the making of additional purchase payments under the existing Contracts (subject to any such election by the Underwriter). The parties agree that this Section 9.2 shall not apply to any terminations under Section 9.1(i) of this Agreement.

(b) In the event of a termination of this agreement` pursuant to Section 9.1 ( other than 9.1(i)), the Company shall promptly notify the Underwriter whether the Underwriter will be required to continue to make shares available after such termination; in such circumstances, the provisions of this Agreement shall remain in effect except for Section 9.1 hereof, and thereafter any party may terminate the Agreement ( the “Final Termination”), as so continued pursuant to this Section 9.2, upon prior written notice to the other parties, such notice to be for a period reasonable under the circumstances but, if given by the Underwriter, need not be greater than six months.

(c) The Company and the Underwriter agree to cooperate in respect of the measures that are necessary or appropriate to affect the Final Termination of this Agreement, and will give reasonable assistance to each other in that regard, including steps necessary or appropriate to ensure that an Account owns no shares of a Fund after the Final Termination of this Agreement.

9.3 The Company shall not redeem Shares attributable to the Contracts (as opposed to Shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice to the Underwriter, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the Shares is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company will promptly furnish to the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contacts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Underwriter 45 days notice of its intention to do so.

9.4 Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties and the Company’s obligation under Section 3.5 regarding pass-through voting shall survive.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499

Attn: IS&R General Counsel

If to the Underwriter:

Federated Securities Corp.

1001 Liberty Avenue

Pittsburgh, PA 15222

Attn: General Counsel

ARTICLE XI. Disruptive Activities

11.1 Company shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy the Underwriter or the Funds reasonably deem to be harmful to Shareholders or potentially disruptive to the management of the Funds, as communicated to Company by the Underwriter in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund’s prospectuses; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs.

11.2 Company, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring “market timers.” Such policies and procedures shall provide for Company’s ongoing review of its Contract owner’s Account activity and prescribe effective actions to deter or detect and stop disruptive activities.

11.3 The parties acknowledge and agree that that certain Shareholder Information Agreement between the parties dated February 21, 2013 is hereby incorporated by reference and shall apply to the assets referenced in this Agreement.

ARTICLE XII. Compliance Assistance

12.1 Company shall provide the Underwriter with any assistance or report that the Underwriter may reasonably request in order to fulfill its duties to assist the Funds with                      compliance with Rule 38a-1 under the 1940 Act, in the Underwriter’s capacity as distributor to each fund. Such information shall be provided in a form mutually agreeable to the parties.

ARTICLE XIII. Miscellaneous

13.1 All persons dealing with a Fund must look solely to the property of that Fund, and in the case of a series company, the respective Designated Portfolios listed on Schedule B hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against such Fund. The parties agree that neither the Board nor any member thereof, officers, agents, or shareholders of such Fund assume any personal liability or responsibility for obligations entered into by the Underwriter, or on behalf of such Fund.

13.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.

13.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Arkansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with the Arkansas variable annuity laws and regulations and any other applicable law or regulations. The Company agrees to pay the reasonable costs and expenses incurred by the Underwriter in connection with responding to such a request.

13.7 The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

13.8 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY:

By its authorized officer

By:	/s/ John Mallett
Name: John Mallett
Title: Vice President
Date:6-26-14

FEDERATED SECURITIES CORP.:

By its authorized officer

By:	/s/ Thomas E. Territ
Name: Thomas E. Territ
Title: President
Date: 7/3/14

Schedule A

SEGREGATED ASSET ACCOUNT OF THE COMPANY

SEPARATE ACCOUNTS UTILIZING THE FUNDS

ML Variable Annuity Separate Account D

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

Merrill Lynch Investor Choice Annuity® (IRA Series)

As of April 19, 2013

Schedule B

FUNDS OF THE UNDERWRITER

Dealer Number 50426

FUNDS AVAILABLE UNDER THE CONTRACTS

Federated Equity Income Fund, Inc. – Class A

Federated Kaufmann Fund – Class A

As of April 19, 2013

Schedule C

FUND MATERIALS

Part I.	Fund Description

The Underwriter will provide to Company or a common service provider designated by Company as soon as reasonably practicable, but not later than 30 days after the end of each calendar quarter:

•	each Fund’s average annual returns for the 1, 5, and 10 year periods as of the end of the calendar quarter on a Net Asset Value basis.

•	a description of each Fund including holdings, portfolio composition, largest sectors and geographical allocation and a statement of objective in a mutually acceptable format.

Part II.	Fund Information and Materials

The Underwriter will provide to Company the following information and materials on an as needed basis, as requested by Company:

•	A supply of materials relating to the Funds (prospectuses, quarterly reports and other brochures) to include with contract application sales, marketing and communication materials.

•	Specific investment performance information that may be requested that cannot be obtained from the prospectus. This would include specific calculations on various performance parameters which must be provided on a time-sensitive basis (usually within 5 Business Days).